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                                                                    Exhibit 23.1

             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Board of Directors
Integrated Process Equipment Corp.


         We consent to incorporation by reference in the Registration Statement on Amendment One to Form S-3 of Integrated Process Equipment Corp. of our report dated August 1, 1997, relating to the consolidated balance sheets of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the June 30, 1997 Annual Report on Form 10-K of Integrated Process Equipment Corp. and to the reference to our firm under the heading "Experts" in the registration statement.




                            /s/ KPMG Peat Marwick LLP



Phoenix, Arizona
July 17, 1998